Exhibit 99.1

FINWISE BANCORP REPORTS FIRST QUARTER 2026 RESULTS
- Loan Originations of $1.7 Billion -
- Net Income of $2.7 Million -
- Diluted Earnings Per Share of $0.20 -

MURRAY, UTAH — April 30, 2026 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise”, the “Company”, “we”, “our”, or “us”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended March 31, 2026.

First Quarter 2026 Highlights
•Loan originations totaled $1.7 billion, compared to $1.6 billion for the quarter ended December 31, 2025, and $1.3 billion for the first quarter of the prior year
•Net interest income was $28.1 million, compared to $24.6 million for the quarter ended December 31, 2025, and $14.3 million for the first quarter of the prior year
•Net income was $2.7 million, compared to $3.9 million for the quarter ended December 31, 2025, and $3.2 million for the first quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.20 for the quarter, compared to $0.27 for the quarter ended December 31, 2025, and $0.23 for the first quarter of the prior year
•Efficiency ratio1 was 66.3%, compared to 50.5% for the quarter ended December 31, 2025, and 64.8% for the first quarter of the prior year
•Nonperforming loan balances were $49.8 million as of March 31, 2026, compared to $43.7 million as of December 31, 2025, and $29.9 million as of March 31, 2025. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $26.7 million, $24.2 million, and $15.1 million as of March 31, 2026, December 31, 2025, and March 31, 2025, respectively

“FinWise delivered $1.7 billion in loan originations during the first quarter—up 38% year over year— and core expenses were held flat enabling us to grow tangible book value to $14.34 per share and maintaining a strong Bank Leverage Ratio of 16.8%, nearly double the current well capitalized minimum requirement,“ said Jim Noone, CEO of FinWise Bancorp. “Results this quarter included elevated net charge-offs, from both our credit enhanced portfolio—which are fully reimbursed to FinWise under the structure of the product—as well as a limited number of legacy SBA credits. We expect these SBA charge-offs to remain elevated over the next few quarters as those credits continue to be actively managed. Our partner pipeline continues to strengthen, the platform is scaling, and the long-term trajectory of the business is strong. We remain focused on disciplined execution and building long-term shareholder value.”

1 See “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

Selected Financial and Other Data

	As of and for the Three Months Ended
($ in thousands, except per share amounts)	3/31/2026	12/31/2025	3/31/2025
Amount of loans originated	$1,745,428	$1,561,310	$1,264,604
Net income	$2,735	$3,915	$3,189
Diluted EPS(1)	$0.20	$0.27	$0.23
Return on average assets(2)	1.2%	1.7%	1.7%
Return on average equity(2)	5.7%	8.1%	7.4%
Yield on loans	18.04%	16.06%	12.31%
Cost of interest-bearing deposits	3.91%	3.96%	4.01%
Net interest margin	12.90%	11.42%	8.27%
Efficiency ratio(3)	66.3%	50.5%	64.8%
Tangible book value per share(4)	$14.34	$14.15	$13.42
Tangible shareholders’ equity to tangible assets(4)	21.9%	19.8%	22.0%
Leverage ratio (Bank under CBLR)	16.8%	16.9%	18.8%
Full-time equivalent employees	210	198	196
(1)    FinWise uses the two-class method to calculate basic and diluted EPS as restricted stock awards are considered participating securities due to the dividend rights associated with those awards. On December 31, 2025, executive management elected to waive the dividend rights on their non-vested restricted stock awards. As a result, beginning on December 31, 2025, the unvested shares held by executive management will no longer be treated as participating securities and are excluded from the two-class method calculation of EPS. This change was effective beginning with the quarter ending December 31, 2025 and had a de minimus impact on basic and diluted earnings per share in the fourth quarter of 2025. The change does not affect previously reported periods.
(2)    Annualized for the respective three-month periods.
(3)    Efficiency ratio is a non-GAAP financial measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent. See “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure.
(4)    Tangible shareholders’ equity to tangible assets is a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Interest Income and Net Interest Margin
Net interest income was $28.1 million for the first quarter of 2026, compared to $24.6 million for the prior quarter and $14.3 million for the prior year period. The increase from the prior quarter resulted primarily from a change in estimate on the allocation of interest received on credit enhanced loans in excess of the amount FinWise retains. FinWise now estimates that all excess interest is attributable to servicing and credit guarantee expense where previously it had been estimated that a portion was attributable to originations costs, or finders fee, and was reported net in interest income. Also contributing to the increase in interest income was an increase in the Bank’s average balance of credit enhanced loans. Net interest margin increased due to the described increase in interest income as well a lower cost of deposits. The increase in interest income and net interest margin from the prior year period was primarily due to an increase in the Bank’s credit enhanced average balances, an increase in average balances in the Strategic Program loans held-for-sale portfolio of $45.0 million, and the change in estimated allocation of excess interest on credit enhanced loans, offset in part by growth in brokered certificates of deposits used to fund the loan portfolio growth.

Loan originations totaled $1.7 billion for the first quarter of 2026, an increase from the $1.6 billion recorded in the prior quarter and the $1.3 billion recorded in the prior year period. The growth in originations compared to both the prior quarter and the prior year period mostly reflects the continued increase in originations by certain established strategic programs as well as newly onboarded strategic programs.

Net interest margin for the first quarter of 2026 was 12.90%, compared to 11.42% for the prior quarter and 8.27% for the prior year period. The increase in net interest margin from the prior quarter results from the change in estimated allocation of the excess interest as previously described as well as the credit enhanced portfolio average balance growth and higher yields on the loans held-for-investment and slightly lower rates paid on deposits.  The increase in net interest margin from the prior year period also resulted from the change in estimated allocation of the credit enhancement program and the average balance growth.

Provision for Credit Losses

	Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Provision for credit losses:
Strategic Program loans - with credit enhancement(1)	$5,864	$12,801	$85
Strategic Program loans - without credit enhancement	1,886	2,064	1,816
All other loans (core portfolio)	2,816	2,853	1,406
Provision for credit losses on loans	10,566	17,718	3,307
Provision for unfunded commitments	15	(6)	29
Total provision for credit losses	$10,581	$17,712	$3,336
(1)    For credit enhanced loans, fintech partners are required to maintain a deposit account at FinWise, which is used to recover charge-offs. The provision for credit losses on these loans differs from the core portfolio, as it is fully offset by expected recoveries under the partner guarantee, which is recognized as credit enhancement income in non-interest income.

The Company’s provision for credit losses was $10.6 million for the first quarter of 2026, compared to $17.7 million for the prior quarter and $3.3 million for the prior year period. The decrease in the provision for credit losses from the prior quarter was primarily due to a ramp up in the prior quarter with credit enhanced loan programs, which required a higher provision for credit losses as the Company anticipated increased risk exposure associated with the growth. However, in the first quarter of 2026, the growth in these programs stabilized, which led to a lower provision for credit losses. The increase in the Strategic Program loans’ provision for credit losses from the prior year period was primarily related to growth in the credit enhanced loan portfolio as well as higher net charge-offs resulting from our adoption of more conservative servicing and administration standards which prompted an accelerated classification of nonperforming loans and charge-offs. The increase in the core portfolio’s provision for credit losses from the prior year period results from the increased estimate of losses on the higher balances of the non-guaranteed nonperforming loans.

Non-interest Income

	Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Non-interest income
Strategic Program fees	$5,702	$5,477	$4,962
Gain on sale of loans	1,452	2,190	846
SBA loan servicing fees, net	158	4	178
Change in fair value on investment in BFG	(200)	400	400
Interchange income	703	310	—
Credit enhancement income	5,864	12,801	85
Other miscellaneous income (loss)	948	1,100	1,339
Total non-interest income	$14,627	$22,282	$7,810

The decrease in non-interest income from the prior quarter was primarily due to decreases in credit enhancement income, gain on sale of loans, and the fair value of our BFG investment. Credit enhancement income mirrors the provision for credit losses on credit enhanced loans and decreased for the quarter ended March 31, 2026. In the prior quarter, the Company experienced significant expansion in the credit enhanced loan programs, which led to higher credit enhancement income as a result of a higher provision for credit losses. The decrease in gain on sale of loans from the prior quarter was due to lower sales of the guaranteed portion of SBA 7(a) loans. These decreases in non-interest income from the prior quarter were partially offset by an increase in interchange income, which was largely a result of a full quarter of performance of our credit card portfolio acquired in mid-November 2025.

The increase in non-interest income compared to the prior year period was primarily due to increases in credit enhanced loan balances which generated higher credit enhancement income. Additionally, the increased sales of the guaranteed portions of SBA 7(a) loans led to an increase in gains on loan sales, higher originations resulted in increased Strategic Program fees, and acquisition of the credit card portfolio introduced interchange income to FinWise.

Non-interest Expense

	Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Non-interest expense
Salaries and employee benefits	$11,038	$11,157	$9,826
Professional services	880	899	907
Occupancy and equipment expenses	425	434	543
Credit enhancement servicing expense	2,429	961	2
Credit enhancement guarantee expense	10,098	6,724	11
Other operating expenses	3,468	3,476	3,029
Total non-interest expense	$28,338	$23,651	$14,318

The increase in non-interest expense from the prior quarter resulted primarily from increases in credit enhancement guarantee and servicing expenses largely resulting from an increase in interest income attributable to the credit enhanced loan portfolio. The increase in the credit enhancement servicing and guarantee expenses results principally from a change in estimate of the allocation of interest received on credit enhanced loans in excess of the amount FinWise retains. FinWise estimates that all the excess interest is attributable to the servicing and guarantee expenses where previously it has been estimated that a portion of the excess spread was attributable to origination costs, or finder’s fee, and was reported net in interest income.

The increase in non-interest expense from the prior year period was primarily due to an increase in credit enhancement guarantee and servicing expenses resulting from growth in credit enhanced loans and salaries and employee benefits mainly from increased headcount.

FinWise’s efficiency ratio was 66.3% for the first quarter, compared to 50.5% for the prior quarter and 64.8% for the prior year period. We expect the efficiency ratio to improve as we begin to realize increased revenues from interest earned on our growing credit enhanced loan balances.

Tax Rate
The Company’s effective tax rate was 28.0% for the first quarter of 2026, compared to 28.7% for the prior quarter and 28.1% for the prior year period. The decrease from the prior quarter and prior year period was principally due to the apportionment of income between states with various tax rates.

Net Income
Net income was $2.7 million for the first quarter of 2026, compared to $3.9 million for the prior quarter and $3.2 million for the prior year period. The changes in net income for the three months ended March 31, 2026 compared to the prior quarter and prior year period are generally the result of the factors discussed in the foregoing sections.

Balance Sheet
The Company’s total assets were $899.4 million as of March 31, 2026, a decrease from $977.1 million as of December 31, 2025 and an increase from $804.1 million as of March 31, 2025. The decrease in total assets from December 31, 2025 was primarily due to decreases in the Company’s interest-bearing cash deposits of $60.7 million, loans held-for-sale portfolio of $12.6 million, and loans held-for-investment, net, of $2.4 million. The increase in total assets compared to March 31, 2025 was primarily due to increases in the Company’s credit enhancement loans of $107.8 million, credit enhancement asset of $23.2 million, and loans held-for-sale portfolio of $15.1 million, offset in part by a decrease in SBA loans of $43.6 million.

The following table provides the composition and gross balances of loans held-for-investment (“HFI”) as of the dates indicated:

	3/31/2026		12/31/2025		3/31/2025
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$202,438	34.6%	$205,615	35.1%	$246,004	50.0%
Commercial leases	78,913	13.5%	78,743	13.4%	76,823	15.6%
Commercial, non-real estate	3,877	0.7%	4,201	0.7%	3,550	0.7%
Residential real estate	62,464	10.7%	59,602	10.2%	55,814	11.3%
Strategic Program loans:
Strategic Program loans - with credit enhancement	109,081	18.7%	108,131	18.5%	1,285	0.3%
Strategic Program loans - without credit enhancement	20,779	3.6%	21,637	3.7%	18,631	3.8%
Commercial real estate:
Owner occupied	86,083	14.7%	84,016	14.3%	65,920	13.4%
Non-owner occupied	2,003	0.3%	1,638	0.3%	1,390	0.3%
Consumer	18,599	3.2%	21,926	3.8%	22,806	4.6%
Total period end loans	$584,237	100.0%	$585,509	100.0%	$492,223	100.0%

Note: SBA loans as of March 31, 2026, December 31, 2025 and March 31, 2025 include $95.1 million, $102.7 million and $150.0 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA.

Total gross loans HFI as of March 31, 2026 decreased $1.3 million and increased $92.0 million compared to December 31, 2025 and March 31, 2025, respectively. The declines in the SBA portfolio resulted primarily from sales of the guaranteed portions of SBA 7(a) loans and increased charge-offs, reflecting ongoing portfolio and credit risk management. The credit enhanced portfolio of the Strategic Program loans as of March 31, 2026 increased $1.0 million and $107.8 million compared to December 31, 2025 and March 31, 2025, respectively, reflecting our 2025 strategic initiative to develop the credit enhanced portfolio.

The following table presents the Company’s deposit composition as of the dates indicated:

	3/31/2026		12/31/2025		3/31/2025
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$127,223	18.9%	$168,442	22.3%	$123,322	20.4%
Interest-bearing deposits:
Demand	104,016	15.4%	74,817	9.9%	83,410	13.8%
Savings	9,613	1.4%	11,017	1.5%	8,888	1.5%
Money market	23,286	3.4%	22,017	2.9%	17,939	2.9%
Time certificates of deposit	410,718	60.9%	478,268	63.4%	372,200	61.4%
Total period end deposits	$674,856	100.0%	$754,561	100.0%	$605,759	100.0%

The decrease in total deposits as of March 31, 2026 from December 31, 2025 was primarily due to reductions in noninterest-bearing demand deposits and certificates of deposit, as excess funds were not required to support the lower level of assets. The increase in total deposits as of March 31, 2026 from March 31, 2025 was driven primarily by growth in time certificates of deposit, which were added to fund loan growth and enhance FinWise’s liquidity profile.

Total shareholders’ equity as of March 31, 2026 increased $3.4 million to $196.6 million from $193.2 million at December 31, 2025. Compared to March 31, 2025, total shareholders’ equity increased by $19.2 million from $177.4 million. The increases from December 31, 2025 and March 31, 2025 were primarily due to net income generated throughout the respective periods.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	3/31/2026	12/31/2025	3/31/2025	Well-Capitalized Requirement
Leverage ratio	16.8%	16.9%	18.8%	9.0%

The slight decrease in the leverage ratio from the prior quarter was primarily due to the growth in the average asset balances exceeding the relative growth in capital from earnings. The decrease from the prior year period resulted primarily from the growth in the loan portfolio exceeding the relative growth in capital from earnings. The Bank’s capital levels as of March 31, 2026 remain sufficiently above the regulatory well-capitalized guidelines as of March 31, 2026.

Asset Quality
The recorded balances of nonperforming loans were $49.8 million, or 8.5% of total loans held-for-investment, as of March 31, 2026, compared to $43.7 million, or 7.5% of total loans held-for-investment, as of December 31, 2025 and $29.9 million, or 6.1% of total loans held-for-investment, as of March 31, 2025. The balances of nonperforming loans guaranteed by the SBA were $26.7 million, $24.2 million, and $15.1 million as of March 31,

2026, December 31, 2025 and March 31, 2025, respectively. The increase in nonperforming loans from the prior quarter and prior year period was primarily attributable to an increase in the SBA 7(a) loan portfolio being classified as nonaccrual mainly due to the negative impact of sustained elevated interest rates on the Company’s small business borrowers and the adverse performance of internet based companies. The Company’s allowance for credit losses to total loans held-for-investment was 6.5% as of March 31, 2026 compared to 6.3% as of December 31, 2025 and 2.9% as of March 31, 2025. The increase in the ratio from the prior quarter and prior year period was primarily due to the provision for credit losses related to the growth of the credit enhanced loan balances.

The Company’s net charge-offs were $9.4 million, $6.7 million and $2.2 million for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively. The increase in net charge-offs from the prior quarter and the first quarter of 2025 resulted primarily from higher net charge-offs associated with credit enhanced strategic program loans as that program increases in size and matures. FinWise is reimbursed in full for the losses on the credit enhanced loan portfolio. Charge-offs have also increased for the traditional bank portfolio, particularly the retained portion of the SBA 7(a) loans reflecting credit deterioration of specific loans. The retained strategic program loan charge-offs remained consistent for the three months ended March 31, 2026 compared to the three months ended December 31, 2025.

The following table presents a summary of changes in the allowance for credit losses and credit quality data for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Allowance for credit losses:
Beginning balance	$36,796	$25,778	$13,176
Provision for credit losses(1)	10,566	17,718	3,307
Charge-offs
Construction and land development	—	—	—
Residential real estate	(244)	(704)	(7)
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	(598)	(1,204)	(68)
Non-owner occupied	(410)	—	—
Commercial and industrial	(447)	(441)	(83)
Consumer	(276)	(212)	(11)
Lease financing receivables	(319)	(73)	(36)
Strategic Program loans:
Strategic Program loans - with credit enhancement	(4,864)	(1,534)	—
Strategic Program loans - without credit enhancement	(2,720)	(2,898)	(2,384)
Recoveries
Construction and land development	—	—	—
Residential real estate	—	2	3
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	—	28	16
Non-owner occupied	—	—	—
Commercial and industrial	5	—	14
Consumer	2	5	3
Lease financing receivables	42	3	(33)
Strategic Program loans - without credit enhancement(2)	440	328	338

Ending Balance	$37,973	$36,796	$14,235

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Nonperforming loans:
Guaranteed	$26,672	$24,195	$15,147
Unguaranteed	23,171	19,518	14,737
Total nonperforming loans	$49,843	$43,713	$29,884
Allowance for credit losses	$37,973	$36,796	$14,235
Net charge-offs:
Core portfolio	$2,245	$2,596	$202
Strategic Program loans - with credit enhancement(2)	4,832	1,534	—
Strategic Program loans - without credit enhancement	2,312	2,570	2,046
Total net charge-offs	$9,389	$6,700	$2,248
Total loans held-for-investment	$584,237	$585,509	$492,223
Total loans held-for-investment less guaranteed balances	$489,096	$482,815	$342,259
Average loans held-for-investment	$596,385	$594,967	$485,780
Nonperforming loans to total loans held-for-investment	8.5%	7.5%	6.1%
Unguaranteed nonperforming loans to total loans held-for-investment	4.0%	3.3%	3.0%
Net charge-offs to average loans held-for-investment (annualized)	6.4%	4.5%	1.9%
Allowance for credit losses to loans held-for-investment	6.5%	6.3%	2.9%
Allowance for credit losses to loans held-for-investment less guaranteed balances	7.8%	7.6%	4.2%
(1)    Excludes the provision for unfunded commitments.
(2)    Recoveries related to Strategic Program loans that were reimbursed fully on the credit enhanced portfolio totaled $4.9 million, $1.6 million and $1.0 thousand for the three months ended March 31,2026, December 31, 2025 and March 31, 2025, respectively.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:00 PM ET to discuss its financial results for the first quarter of 2026. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13758871. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payments solutions to fintech brands. FinWise’s existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. As part of Strategic Program Lending, FinWise also provides a Credit Enhanced Balance Sheet Program, which addresses the challenges that lending and card programs face diversifying their funding sources and managing capital efficiency. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. FinWise is also expanding and diversifying its business model by incorporating Payments (MoneyRails™) and BIN Sponsorship offerings. Through its compliance oversight and risk management-first culture, FinWise is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the Company’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “believe,” “expect,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or similar expressions generally indicate a forward-looking statement.

These forward-looking statements are based on management assumptions and involve risks and uncertainties that are subject to change based on various important factors, some of which are beyond the Company’s control. Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including: the success of the financial technology and banking-as-a-service industries, as well as the continued evolution of the regulation of these industries; the Company’s ability to maintain and grow its relationships with its service providers and reliance on such providers to comply with regulatory regimes; the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; ability to effectively manage and remediate system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to measure and manage its credit risk effectively and any deterioration of the business and economic conditions in the Company’s primary market areas; the adequacy of the Company’s allowance for credit losses; changes in Small Business Administration rules, regulations and loan products and the existing regulatory framework for brokered deposits; higher inflation and its impacts; the effects of changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs on its trading partners; the value of collateral securing the Company’s loans; the Company’s levels of nonperforming assets; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to the Company’s reputation; natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, including the ongoing conflicts in Iran and Middle East that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make that are not realized within the expected time frame or at all; further negative ratings outlooks or downgrades of the long-term credit rating of the United States; the ongoing government shutdown and other political impasses, including with respect to the debt ceiling and the federal budget of the United States.

The Company cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. The Company does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by the Company or by or on behalf of the Company, except as may be required under applicable law.

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	3/31/2026	12/31/2025	3/31/2025
ASSETS
Cash and cash equivalents
Cash and due from banks	$6,292	$12,082	$8,155
Interest-bearing deposits	90,655	151,318	112,117
Total cash and cash equivalents	96,947	163,400	120,272
Investment securities available-for-sale, at fair value	27,629	27,755	30,138
Investment securities held-to-maturity, at cost	9,388	9,927	12,008
Strategic Program loans held-for-sale, at lower of cost or fair value	133,907	146,473	118,769
Loans held-for-investment, net	539,157	541,551	472,402
Credit enhancement asset	23,378	22,411	195
Assets subject to operating leases, net	11,692	12,575	10,767
Deferred taxes, net	2,215	2,345	290
Other assets	55,127	50,698	39,288
Total assets	$899,440	$977,135	$804,129

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$127,223	$168,442	$123,322
Interest-bearing	547,633	586,119	482,437
Total deposits	674,856	754,561	605,759
Other liabilities	27,977	29,379	21,009
Total liabilities	702,833	783,940	626,768

Shareholders’ equity
Common stock	14	14	13
Additional paid-in-capital	61,702	60,958	57,548
Retained earnings	134,847	132,197	119,781
Accumulated other comprehensive income, net of tax	44	26	19
Total shareholders’ equity	196,607	193,195	177,361
Total liabilities and shareholders’ equity	$899,440	$977,135	$804,129

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	3/31/2026	12/31/2025	3/31/2025
Interest income
Interest and fees on loans	$32,072	$28,915	$17,155
Interest on securities	339	349	390
Other interest income	1,130	970	991
Total interest income	33,541	30,234	18,536

Interest expense
Interest on deposits	5,451	5,666	4,256
Total interest expense	5,451	5,666	4,256
Net interest income	28,090	24,568	14,280

Provision for credit losses	10,581	17,712	3,336
Net interest income after provision for credit losses	17,509	6,856	10,944

Non-interest income
Strategic Program fees	5,702	5,477	4,962
Gain on sale of loans, net	1,452	2,190	846
SBA loan servicing fees, net	158	4	178
Change in fair value on investment in BFG	(200)	400	400
Interchange income	703	310	—
Credit enhancement income	5,864	12,801	85
Other miscellaneous income	948	1,100	1,339
Total non-interest income	14,627	22,282	7,810

Non-interest expense
Salaries and employee benefits	11,038	11,157	9,826
Professional services	880	899	907
Occupancy and equipment expenses	425	434	543
Credit enhancement servicing expense	2,429	961	2
Credit enhancement guarantee expense	10,098	6,724	11
Other operating expenses	3,468	3,476	3,029
Total non-interest expense	28,338	23,651	14,318
Income before income taxes	3,798	5,487	4,436

Provision for income taxes	1,063	1,572	1,247
Net income	$2,735	$3,915	$3,189

Earnings per share, basic	$0.21	$0.29	$0.24
Earnings per share, diluted	$0.20	$0.27	$0.23

Weighted average shares outstanding, basic	13,019,369	12,952,200	12,716,155
Weighted average shares outstanding, diluted	13,642,166	13,635,186	13,483,647
Shares outstanding at end of period	13,706,693	13,655,961	13,216,903

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	3/31/2026			12/31/2025			3/31/2025
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$124,353	$1,130	3.68%	$101,074	$970	3.81%	$92,794	$991	4.33%
Investment securities	37,428	339	3.68%	38,124	349	3.64%	42,314	390	3.74%
Strategic Program loans held-for-sale	124,635	5,315	17.29%	119,139	5,765	19.20%	79,612	4,264	21.72%
Loans held-for-investment	596,385	26,757	18.20%	594,967	23,150	15.44%	485,780	12,891	10.76%
Total interest-earning assets	882,801	33,541	15.41%	853,304	30,234	14.06%	700,500	18,536	10.73%
Noninterest-earning assets	66,275			66,770			54,184
Total assets	$949,076			$920,074			$754,684
Interest-bearing liabilities:
Demand	$80,662	$667	3.35%	$76,080	$663	3.46%	$76,403	$670	3.56%
Savings	10,447	28	1.09%	11,507	47	1.62%	9,247	7	0.30%
Money market accounts	24,447	214	3.55%	20,990	193	3.64%	17,884	163	3.70%
Certificates of deposit	450,196	4,542	4.09%	458,838	4,763	4.12%	326,920	3,416	4.24%
Total deposits	565,752	5,451	3.91%	567,415	5,666	3.96%	430,454	4,256	4.01%
Other borrowings	—	—	—%	—	—	—%	48	—	0.35%
Total interest-bearing liabilities	565,752	5,451	3.91%	567,415	5,666	3.96%	430,502	4,256	4.01%
Noninterest-bearing deposits	145,917			129,063			119,501
Noninterest-bearing liabilities	42,982			32,738			29,644
Shareholders’ equity	194,425			190,858			175,037
Total liabilities and shareholders’ equity	$949,076			$920,074			$754,684
Net interest income and interest rate spread		$28,090	11.50%		$24,568	10.10%		$14,280	6.72%
Net interest margin			12.90%			11.42%			8.27%
Ratio of average interest-earning assets to average interest-bearing liabilities			156.04%			150.38%			162.72%

Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Non-interest expense	$28,338	$23,651	$14,318

Net interest income	28,090	24,568	14,280
Total non-interest income	14,627	22,282	7,810
Adjusted operating revenue	$42,717	$46,850	$22,090
Efficiency ratio	66.3%	50.5%	64.8%

The following table presents the impact of the credit enhancement program on our efficiency ratio:

Adjusted efficiency ratio	Three Months Ended
($ in thousands)	3/31/2026	12/31/2025	3/31/2025
Non-interest expense (GAAP)	$28,338	$23,651	$14,318
Less: credit enhancement program expenses	12,526	7,685	13
Adjusted non-interest expense	15,812	15,966	14,305

Net interest income (GAAP)	28,090	24,568	14,280
Less: credit enhancement program expenses	12,526	7,685	13
Adjusted net interest income	15,564	16,883	14,267

Total non-interest income (GAAP)	14,627	22,282	7,810
Less: credit enhancement income	5,864	12,801	85
Adjusted non-interest income	8,763	9,481	7,725
Adjusted operating revenue	$24,327	$26,364	$21,992
Adjusted efficiency ratio	65.0%	60.6%	65.0%

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement. When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the future recovery of those estimated credit losses pursuant to the strategic partner’s guarantee to assume the Bank’s credit losses on each of the loans in the respective guaranteed portfolio is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. In the event the Strategic Program service provider is not able to perform according to the contractual terms, the Bank is entitled to receive all the income on the loans. The Bank incurs expenses for the amounts owed to the strategic partner for the credit guarantee and for servicing of the credit enhanced portfolio, if applicable (credit enhancement program expenses). See the following reconciliations of GAAP to non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures.
The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on total interest income on loans held-for-investment and average yield on loans held-for-investment:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
($ in thousands; unaudited)	3/31/2026			12/31/2025			3/31/2025
	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$596,385	$26,757	18.20%	$594,967	$23,150	15.44%	$485,780	$12,891	10.76%
Less: credit enhancement program expenses		(12,526)			(7,685)			(13)
Net of adjustment for credit enhancement program expenses	$596,385	$14,231	9.68%	$594,967	$15,465	10.31%	$485,780	$12,878	10.76%

Total interest income on loans held-for-investment net of credit enhancement program expenses and the average yield on loans held-for-investment net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on total interest income on loans held-for-investment and the respective average yield on loans held-for-investment, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement program expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Three Months Ended			As of and for the Three Months Ended
	3/31/2026			12/31/2025			3/31/2025
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$882,801	$28,090	12.90%	$853,304	$24,568	11.42%	$700,500	$14,280	8.27%
Less: credit enhancement program expenses		(12,526)			(7,685)			(13)
Net of adjustment for credit enhancement program expenses	$882,801	$15,564	7.15%	$853,304	$16,883	7.85%	$700,500	$14,267	8.27%

Net interest income and net interest margin net of credit enhancement program expenses are non-GAAP measures that include the impact of credit enhancement program expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement program expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement program expenses on non-interest expense:

($ in thousands; unaudited)	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025	Three Months Ended March 31, 2025
Total non-interest expense	$28,338	$23,651	$14,318
Less: credit enhancement program expenses	(12,526)	(7,685)	(13)
Total non-interest expense less credit enhancement program expenses	$15,812	$15,966	$14,305

Total non-interest expense less credit enhancement program expenses is a non-GAAP measure that illustrates the impact of credit enhancement program expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended March 31, 2026	Three Months Ended December 31, 2025	Three Months Ended March 31, 2025
Total non-interest income	$14,627	$22,282	$7,810
Less: credit enhancement income	(5,864)	(12,801)	(85)
Total non-interest income less credit enhancement income	$8,763	$9,481	$7,725

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of March 31, 2026	As of December 31, 2025	As of March 31, 2025
Allowance for credit losses	$37,973	$36,796	$14,235
Less: allowance for credit losses related to credit enhanced loans	(23,378)	(22,411)	(195)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$14,595	$14,385	$14,040

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held-for-investment with credit enhancement as of March 31, 2026, December 31, 2025 and March 31, 2025 was approximately $109.1 million, $108.1 million and $1.3 million, respectively.